                                                                      Exhibit 99


                                 Risk Factors

     In addition to the matters and risks set forth in the discussion of Periscope's business in "Item I - Narrative Description of Business " in the Company's 1999 Form 10-K, the operating and financial results of Periscope are subject to the following risks:

Competition
-----------

     Periscope competes in a highly competitive apparel industry with numerous manufacturers, including brand name and private label producers, and retailers, which have established, or may establish, internal product development and sourcing capabilities. Periscope's products also compete with a substantial number of designer and non-designer product lines. Periscope believes that it competes favorably on the basis of quality and value of its apparel lines and products, price, the production flexibility, efficiency and speed that it enjoys as a result of its control over the entire production process, and its long-term relationships with contract manufacturers and customers. Nevertheless, increased competition from manufacturers or retailers, or increased success by existing competition, could result in reductions in unit sales or prices, or both, which could have a material adverse effect on the Periscope's business, financial condition and results of operations.

Seasonality of Business
-----------------------

     Periscope has not historically experienced seasonable variations in its business with the exception of children's apparel; instead typically experiences significant shifts in its net sales on a customer by customer and quarter by quarter basis. Since most of the sales are derived from large bulk orders, a change in the timing of receipt or shipment, or the number of orders received, could result in a significant shift in the timing or amount of revenues. Further, sales of children's apparel is seasonal with sales reaching their peak during the ''back to school'' period. If sales of children's apparel increases, greater variations maybe experienced in operating results from quarter to quarter. The variations in the operating results of Periscope's business affects borrowings under its' factoring agreement and its level of backlog, which fluctuate in response to demand for its' products. Therefore, the results of any interim period are not necessarily indicative of the operating results that may be achieved for an entire year.

Cyclically and Trends in the Apparel Industry
----------------------------------------------

     The apparel industry historically has been subject to substantial cyclical variations. There can be no assurance that consumers will continue to favor the products designed and produced by Periscope under private label relationships or its own brands, and a significant shift in consumer preferences could have a material adverse effect on Periscope's business, financial condition and results of operations. The apparel industry is a cyclical industry heavily dependent upon the overall level of consumer spending, with purchases of apparel and related goods tending to decline during recessionary periods when disposable income declines. A difficult retail environment could result in downward price pressure, which could adversely impact gross profit margins. Additionally, all of Periscope's customers are in the retail industry, which industry has experienced significant changes and difficulties over the past several years, including consolidation of ownership, increased centralization of buying decisions, restructuring, bankruptcies and liquidations. Additionally, financial problems of a retailer could cause Periscope's factor to limit the amount of credit extended to such retailer. Periscope cannot predict what effect, if any continued or additional changes within the retail industry will have on its business, financial condition or results of operations.

                                                                      Exhibit 99

                              --------------------

Price and Availability of Raw Materials
---------------------------------------

     The price and availability of the raw materials used to manufacture apparel products may fluctuate significantly, depending on a variety of factors, including crop yields and weather patterns. Periscope currently does not engage in any hedging activities intended to offset the risk of raw material price fluctuations. There also can be no assurance that any future increase in the prices paid for the raw materials used in the manufacture of Periscope's products will be passed along to its customers.

Dependence upon Key Personnel
------------------------------

     Historically, Periscope's success was dependent upon the industry expertise and knowledge of its prior management. Effective April 11, 2000, Periscope entered into an agreement with Stone Investment Banking, LLC ("SIB"). Management representation provided by SIB will include, but is not limited, to the management of Periscope's operations on a daily basis and representing Periscope regarding the negotiation of debt with all creditors, including the factor. Effective April 11, 2000, Periscope terminated the employment of Mr. Sands as president and chief executive officer and appointed Ralph Stone of SIB as chief executive officer. In addition, Scott Pianin, a long-time Periscope senior executive was named president of the company. Periscope has entered into an employment agreement with Mr. Pianin for a term expiring December 31, 2002. Periscope believes that the loss of the services of Mr. Pianin and Mr. Stone may have an adverse effect on its' operations. Periscope maintains key man life insurance on the life of Mr. Pianin in the amount of $10 million of which GIANT GROUP, LTD. is the beneficiary for $9.25 million.

Dependent on Factoring of Accounts Receivable
---------------------------------------------

     Periscope obtains substantially all its working capital by selling its trade accounts receivable to a factor, which assumes the credit risk with respect to collection of such accounts. The factor approves the credit of Periscope's customers prior to sale. If the factor disapproves a customer sales order, Periscope bears the credit risk if the sale is completed. The factor may terminate the factoring agreement after giving Periscope up to 65 days prior notice, as stated in the factoring agreement. Such termination could have a material adverse effect on the Company's consolidated financial condition and results of operations if Periscope could not replace the factoring agreement within such period. Periscope is not in compliance with various financial and reporting covenants in the agreement with its factor. There can be no assurances that the factor will continue to provide advances to Periscope in the future and not demand payment on the loan.

Dependence on Unaffiliated Manufacturers
----------------------------------------

     Periscope does not own or operate any manufacturing facilities and is therefore dependent on independent contractors for the manufacture of its products. The manufacturers manufacture Periscope's products to its specifications. The inability of a manufacturer to ship products in a timely manner or to meet Periscope's quality standards could adversely affect Periscope's ability to deliver products to its customers in a timely manner. Delays in delivery could result in missing certain retailing seasons with respect to some or all of Periscope's products or could otherwise have an adverse effect on Periscope's financial condition and results of operations. There are no formal arrangements between Periscope and any of its contractors or suppliers.

                                                                      Exhibit 99

                             --------------------

Foreign Operations
------------------

     Beginning in 1999, substantially all of Periscope's products are being manufactured in foreign countries, primarily Mexico, China and Taiwan. Operations may be adversely affected by political instability resulting in disruption of trade from foreign countries in which the Periscope's contractors and suppliers are located, the imposition of additional regulations related to imports or duties, taxes and other charges on imports. In addition, import operations are subject to constraints imposed by bilateral textile agreements between the United States and a number of foreign countries. These agreements impose quotas on the amount and type of goods, which can be imported into the United States from these countries and can limit or prohibit importation of products on very short notice. Periscope's imported products, excluding goods from Mexico which are subject to NAFTA, are also subject to United States customs duties which are a material portion of Periscope's cost of imported goods. A substantial increase in customs duties or a substantial reduction in quota limits applicable to imports could have a material adverse effect on Periscope's financial condition and results of operations.

     There have been a number of recent trade disputes between China and the United States during which the United States has threatened to impose tariffs and duties on some products imported from China and to withdraw China's "most favored nation" trade status. The loss of most favored nation trade status for China, changes in current tariff structures or the adoption by the United States of trade policies of sanctions adverse to China could have a material adverse effect on Periscope's results of operations from these import goods. At the end of 1999 substantially all new orders were being manufactured and imported from Asia.

     Because Periscope's manufacturers in China and Taiwan are located at greater geographic distances from the company than its manufacturers in Mexico, Periscope is generally required to allow greater lead time for these foreign orders. This reduces manufacturing flexibility and its ability to accept some orders.

_____________________________